Exhibit 99.1

Paramount Announces Fourth Quarter 2015 Results

– Reports Fourth Quarter Core FFO of $0.21 per Diluted Share –

– Reports 2015 Core FFO of $0.81 per Diluted Share –

– Leases 1.4 Million Square Feet in 2015 –

– Initiates Guidance for Full Year 2016 –

NEW YORK—February 23, 2016 – Paramount Group, Inc. (NYSE: PGRE) (“Paramount” or the “Company”) today reported results for the quarter ended December 31, 2015.

Fourth Quarter Highlights:

•	Reported Core Funds from Operations (“Core FFO”) attributable to common stockholders of $45.2 million, or $0.21 per diluted share, for the quarter ended December 31, 2015.

•	Leased 647,828 square feet at a weighted average initial rent of $79.80 per square foot, of which 443,336 square feet represents second generation space for which the Company achieved positive mark-to-markets of 17.3% on a cash basis and 19.4% on a GAAP basis.

•	On October 1, 2015, the Company completed the acquisition of the remaining 35.8% equity interest it did not previously own in 31 West 52nd Street from its joint venture partner for approximately $230.0 million in cash and the assumption of $148.0 million of existing debt.

•	On October 29, 2015, Fund VII (the Company’s real estate equity fund) completed the acquisition of 670 Broadway, a 75,945 square foot creative office building in the NoHo submarket of Manhattan, for $112.0 million.

•	On November 24, 2015, Fund VIII (the Company’s debt fund) made two loans aggregating $80.0 million, secured by 700 Eighth Avenue, a 26,126 square foot retail property in the Times Square submarket of Manhattan. The loans bear interest at an average rate of LIBOR plus 600 bps, mature in December 2016 and have a one-year extension option.

•	On December 1, 2015, the Company completed a $1.0 billion refinancing of 1633 Broadway. The new seven-year loan is interest only at LIBOR plus 175 bps and can be increased at the Company’s option by $250.0 million to $1.25 billion. The existing loan was scheduled to mature in December 2016 and had a weighted average interest rate of 5.35%. In addition, the Company entered into interest rate swap agreements with an aggregate notional amount of $1.0 billion fixing LIBOR at 1.84%. Accordingly, the interest rate on the loan is fixed at 3.59%, and the effective interest rate, including amortization of fees and additional mortgage recording taxes, is 3.87%, through December 2021 when the interest rate swaps begin to expire.

•	On December 15, 2015, the Company’s Board of Directors declared a regular quarterly cash dividend of $0.095 per share for the fourth quarter ended December 31, 2015, which was paid on January 15, 2016.

Financial Results

Quarter Ended December 31, 2015

Net income attributable to common stockholders was $8.9 million, or $0.04 per diluted share, for the quarter ended December 31, 2015.

FFO attributable to common stockholders was $61.6 million, or $0.29 per diluted share. FFO attributable to common stockholders includes the impact of (i) unrealized gains on interest rate swaps, including the Company’s pro rata share of such gains of an unconsolidated joint venture, and (ii) acquisition and transaction related costs. The aggregate of these items, net of amounts attributable to noncontrolling interests, increased FFO attributable to common stockholders by $16.4 million, or $0.08 per diluted share.

Core FFO attributable to common stockholders, which excludes the impact of these items, was $45.2 million, or $0.21 per diluted share, for the quarter ended December 31, 2015.

Year Ended December 31, 2015

Net loss attributable to common stockholders was $4.4 million, or $0.02 per diluted share, for the year ended December 31, 2015.

FFO attributable to common stockholders was $209.3 million, or $0.99 per diluted share. FFO attributable to common stockholders includes the impact of (i) unrealized gains on interest rate swaps, including the Company’s pro rata share of such gains of an unconsolidated joint venture, (ii) transfer taxes due in connection with the sale of shares by a former joint venture partner, (iii) acquisition and transaction related costs, (iv) a true-up in the income tax liability related to the Company’s predecessor and (v) severance costs. The aggregate of these items, net of amounts attributable to noncontrolling interests, increased FFO attributable to common stockholders by $36.5 million, or $0.18 per diluted share.

Core FFO attributable to common stockholders, which excludes the impact of these items, was $172.8 million, or $0.81 per diluted share, for the year ended December 31, 2015.

Portfolio Operations

Quarter Ended December 31, 2015

During the fourth quarter, the Company leased 647,828 square feet at a weighted average initial rent of $79.80 per square foot. This leasing activity, offset by lease expirations during the quarter, increased portfolio wide leased percentage by 240 basis points from September 30, 2015 from 92.9% to 95.3%. Of the 647,828 square feet leased in the fourth quarter, 443,336 square feet represents second generation space (space that has been vacant for less than twelve months) for which the Company achieved positive mark-to-markets of 17.3% on a cash basis and 19.4% on a GAAP basis. The weighted average lease term for leases signed during the fourth quarter was 13.0 years and weighted average tenant improvements and leasing commissions on these leases were $7.46 per square foot per annum, or 9.4% of initial rent.

Year Ended December 31, 2015

During the year ended December 31, 2015, the Company leased 1,393,770 square feet at a weighted average initial rent of $78.48 per square foot. This leasing activity, offset by lease expirations during the year, increased portfolio wide leased percentage by 140 basis points from December 31, 2014 from 93.9% to 95.3%. Of the 1,393,770 square feet leased during 2015, 930,514 square feet represents second generation space for which the Company achieved positive mark-to-markets of 15.6% on a cash basis and 16.0% on a GAAP basis. The weighted average lease term for leases signed during the year was 11.9 years and weighted average tenant improvements and leasing commissions on these leases were $7.55 per square foot per annum, or 9.6% of initial rent.

Guidance

The Company is providing Estimated Core FFO Guidance for 2016 in a range of $0.80 to $0.84 per diluted share. The Estimated Core FFO Guidance for 2016 when compared to the full year 2015 Core FFO results assumes, among other items, (i) a $10.0 million to $15.0 million increase in the Company’s pro rata share of NOI including the acquisition of our partner’s share of 31 West 52nd Street, (ii) a decrease in interest expense of $7.0 million to $11.0 million (primarily due to the $1.0 billion refinancing of 1633 Broadway), (iii) an increase in general and administrative expenses of $8.0 million to $10.0 million (primarily due to non-cash amortization resulting from layering of equity grants) and (iv) a $6.0 million to $8.0 million decrease in income from fund investments primarily due to the recognition of a carried interest promote in the second quarter of 2015, that is not expected to be recognized in 2016.

The Company is providing the following reconciliation of Estimated Core FFO per diluted share to estimated net loss per diluted share in accordance with GAAP. The estimated net loss per diluted share is not a projection and is being provided solely to satisfy the disclosure requirements of the U.S. Securities and Exchange Commission.

For the Year Ending December 31, 2016:	Low	High
Estimated net loss attributable to common stockholders per diluted share	$(0.10)	$(0.06)
Pro rata share of real estate depreciation and amortization, including the Company’s share of unconsolidated joint ventures	0.90	0.90

Estimated FFO per diluted share	$0.80	$0.84
Adjustments for non-core items[1]	—	—

Estimated Core FFO per diluted share	$0.80	$0.84

Except as described above, these estimates reflect management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels and the earnings impact of the events referenced in this release and otherwise to be referenced during the conference call referred to below. The estimates do not include the impact on operating results from possible future property acquisitions or dispositions, capital markets activity or unrealized gains or losses on real estate fund investments. The estimates set forth above may be subject to fluctuations as a result of several factors, including the straight-lining of rental income and the amortization of above and below-market leases. There can be no assurance that the Company’s actual results will not differ materially from the estimates set forth above.

[1]	The Company is not making projections for non-core items that may impact its financial results in 2016, which may include unrealized gains or losses on interest rate swaps, acquisition and transaction related costs and other items that are not included in Core FFO.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Federal securities laws. You can identify these statements by our use of the words “assumes,” “believes,” “estimates,” “expects,” “guidance,” “intends,” “plans,” “projects” and similar expressions that do not relate to historical matters. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control and could materially affect actual results, performance or achievements. These factors include, without limitation, the ability to enter into new leases or renew leases on favorable terms, dependence on tenants’ financial condition, the uncertainties of real estate development, acquisition and disposition activity, the ability to effectively integrate acquisitions, the costs and availability of financing, the ability of our joint venture partners to satisfy their obligations, the effects of local, national and international economic and market conditions, the effects of acquisitions, dispositions and possible impairment charges on our operating results, regulatory changes and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake a duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Non GAAP Financial Measures

FFO is a supplemental measure of our performance. We present FFO in accordance with the definition adopted by the National Association of Real Estate Investment Trusts (“NAREIT”). NAREIT defines FFO as GAAP net income or loss adjusted to exclude net gain from sales of depreciated real estate assets, impairment losses on depreciable real estate and depreciation and amortization expense from real estate assets, including the pro rata share of such adjustments of unconsolidated joint ventures. FFO is commonly used in the real estate industry to assist investors and analysts in comparing results of real estate companies because it excludes the effect of real estate depreciation and amortization and net gains on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. In addition, we present Core FFO as an alternative measure of our operating performance, which adjusts FFO for certain other items, including acquisition and transaction related costs and unrealized gains or losses on interest rate swaps, which we believe enhances the comparability of our FFO across periods.

FFO and Core FFO are presented as supplemental financial measures and do not fully represent our operating performance. Other REITs may use different methodologies for calculating FFO and Core FFO or use other definitions of FFO and Core FFO and, accordingly, our presentation of these measures may not be comparable to other real estate companies. Neither FFO nor Core FFO is intended to be a measure of cash flow or liquidity. Please refer to our financial statements, prepared in accordance with GAAP, for purposes of evaluating our financial condition, results of operations and cash flows.

A reconciliation of each Non-GAAP financial measure to the most directly comparable GAAP financial measure can be found in this press release and in our Supplemental Information for the quarter ended December 31, 2015, which is available on our website.

Investor Conference Call and Webcast

The Company will host a webcast and conference call at 10:00 a.m. Eastern Time on Wednesday, February 24, 2016, to discuss fourth quarter 2015 results. The number to call is 1-877-407-0789 (domestic) or 1-201-689-8562 (international). A live webcast will be available in the Investors section of the Company’s website. A replay of the conference call will be archived on the Company’s website and will be available through March 2, 2016, by dialing 1-877-870-5176 (domestic) or 1-858-384-5517 (international) and entering the passcode 13628287.

About Paramount Group, Inc.

Headquartered in New York City, Paramount Group, Inc. is a fully-integrated real estate investment trust that owns, operates, manages, acquires and redevelops high-quality, Class A office properties located in select central business district submarkets of New York City, Washington, D.C. and San Francisco. Paramount is focused on maximizing the value of its portfolio by leveraging the sought-after locations of its assets and its proven property management capabilities to attract and retain high-quality tenants.

Contact Information:

Investor Relations:

212-492-2298

ir@paramount-group.com

Media:

212-492-2285

pr@paramount-group.com

Paramount Group, Inc.

Consolidated Balance Sheets

(Unaudited and in thousands)

	December 31, 2015	December 31, 2014
ASSETS:
Rental Property
Land	$2,042,071	$2,042,071
Buildings and improvements	5,610,046	5,488,168

	7,652,117	7,530,239
Accumulated depreciation and amortization	(243,089)	(81,050)

Rental Property, net	7,409,028	7,449,189
Real estate fund investments	416,438	323,387
Preferred equity investments	53,941	—
Investments in unconsolidated joint ventures	7,102	5,749
Cash and cash equivalents	143,884	438,599
Restricted cash	41,823	55,728
Marketable securities	21,521	20,159
Deferred rent receivable	77,792	8,267
Accounts and other receivables, net	10,844	7,692
Deferred charges, net	93,905	39,165
Intangible assets, net	511,207	669,385
Other assets	6,658	13,121

Total Assets	$8,794,143	$9,030,441

LIABILITIES:
Notes and mortgages payable	$2,941,524	$2,852,287
Revolving credit facility	20,000	—
Due to affiliates	27,299	27,299
Loans payable to noncontrolling interests	45,662	42,195
Accounts payable and accrued expenses	102,730	93,472
Dividends and distributions payable	25,067	—
Deferred income taxes	2,533	2,861
Interest rate swap liabilities	93,936	194,196
Intangible liabilities, net	179,741	219,228
Other liabilities	45,101	43,950

Total Liabilities	3,483,593	3,475,488
EQUITY:
Paramount Group, Inc. stockholders’ equity	3,761,017	3,910,862
Noncontrolling interests in consolidated joint ventures and funds	651,486	685,888
Noncontrolling interests in Operating Partnership	898,047	958,203

Total Equity	$5,310,550	$5,554,953

Total Liabilities and Equity	$8,794,143	$9,030,441

Paramount Group, Inc.

Consolidated Statements of Income

(Unaudited and in thousands, except share and per share data)

	Quarter Ended	Year Ended
	December 31, 2015	December 31, 2015
REVENUES:
Property rentals	$124,559	$507,091
Straight-line rent adjustments	19,663	69,522
Amortization of below-market leases, net	6,678	9,917

Rental income	150,900	586,530
Tenant reimbursement income	10,929	50,885
Fee income	4,848	10,248
Other income	3,851	14,745

Total revenues	170,528	662,408
EXPENSES:
Operating	61,735	244,754
Depreciation and amortization	70,966	294,624
General and administrative	13,644	42,056
Acquisition and transaction related costs	523	10,355

Total expenses	146,868	591,789
Operating income	23,660	70,619
Income from real estate fund investments	7,749	37,975
Income from unconsolidated joint ventures	2,406	6,850
Unrealized gain on interest rate swaps	26,263	75,760
Interest and other income, net	1,268	871
Interest and debt expense	(41,421)	(168,366)

Net income before income taxes	19,925	23,709
Income tax benefit (expense)	140	(2,566)

Net income	20,065	21,143
Less net (income) loss attributable to noncontrolling interests in:
Consolidated joint ventures and funds	(8,991)	(26,632)
Operating Partnership	(2,169)	1,070

Net income (loss) attributable to common stockholders	$8,905	$(4,419)

Net income (loss) per share attributable to common stockholders:
Basic	$0.04	$(0.02)

Diluted	$0.04	$(0.02)

Weighted average common shares outstanding:
Basic	212,106,718	212,106,718

Diluted	212,111,790	212,106,718

Paramount Group, Inc.

Reconciliation of Net Income to Funds from Operations

and Core Funds from Operations

(Unaudited and in thousands, except share and per share data)

	Quarter Ended	Year Ended
	December 31, 2015	December 31, 2015
Reconciliation of net income to FFO and Core FFO:
Net income	$20,065	$21,143
Real estate depreciation and amortization	70,966	294,624
Pro rata share of real estate depreciation and amortization of unconsolidated joint ventures	1,503	6,021

FFO	92,534	321,788
Less FFO attributable to noncontrolling interests in consolidated joint ventures and funds	(15,982)	(61,479)

FFO attributable to Paramount Group Operating Partnership	76,552	260,309
Less FFO attributable to noncontrolling interests in Operating Partnership	(14,993)	(50,960)

FFO attributable to common stockholders	$61,559	$209,349

Per diluted share	$0.29	$0.99

FFO	$92,534	$321,788
Non-core (income) expense:
Transfer taxes due in connection with sale of shares by former joint venture partner	—	5,872
Acquisition and transaction related costs	523	4,483
Predecessor income tax true-up	—	721
Severance costs	—	3,315
Unrealized gains on interest rate swaps	(26,263)	(75,760)
Pro rata share of unrealized gains on interest rate swaps of an unconsolidated joint venture	(1,065)	(2,112)

Core FFO	65,729	258,307
Less Core FFO attributable to noncontrolling interests in consolidated joint ventures and funds	(9,535)	(43,451)

Core FFO attributable to Paramount Group Operating Partnership	56,194	214,856
Less Core FFO attributable to noncontrolling interests in Operating Partnership	(11,006)	(42,060)

Core FFO attributable to common stockholders	$45,188	$172,796

Per diluted share	$0.21	$0.81

Paramount Group, Inc.

Reconciliation of Net Income to Funds from Operations

and Core Funds from Operations – continued

(Unaudited and in thousands, except share and per share data)

	Quarter Ended	Year Ended
	December 31, 2015	December 31, 2015
Reconciliation of weighted average shares outstanding:
Weighted average shares outstanding	212,106,718	212,106,718
Effect of dilutive securities	5,072	4,572

Denominator for FFO per diluted share	212,111,790	212,111,290